Exhibit 15
The Board of Directors and Shareholders of Harris Corporation
     We are aware of the incorporation by reference in the following Registration Statements of Harris Corporation of our report dated January 27, 2011 relating to the unaudited condensed consolidated interim financial statements of Harris Corporation that are included in its Form 10-Q for the quarter ended December 31, 2010:

Form S-8	No. 333-163647	Harris Corporation Retirement Plan
Form S-8	No. 333-49006	Harris Corporation 2000 Stock Incentive Plan
Form S-8	No. 333-130124	Harris Corporation 2005 Equity Incentive Plan
Form S-3 ASR	No. 333-159688	Harris Corporation Debt and Equity Securities
/s/ Ernst & Young LLP
Certified Public Accountants
Boca Raton, Florida
January 27, 2011